Exhibit 99.1

MasterCraft Boat Holdings, Inc. Elects Jennifer Deason to Board of Directors

VONORE, Tenn., July 7, 2021 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) (the “Company”), a leading innovator, designer, manufacturer, and marketer of recreational powerboats, announced today that Jennifer Deason has been elected to its Board of Directors. The appointment will increase the size of the Company’s board to eight members, seven of which are independent.

“Jennifer is an accomplished executive and board member with an impressive track record of leading innovative companies across a diverse set of consumer-facing industries,” said Roch Lambert, Lead Independent Director. “Her leadership and financial experience will be invaluable at this stage of the Company’s growth as we work to accelerate our strategic objectives during this exciting time for the marine industry and the Company’s brands.”

Ms. Deason has over two decades of experience in corporate leadership. She's currently the Chairman and Chief Executive Officer of Belong Acquisition Corp.  Prior to launching Belong, Ms. Deason was Chief Business Officer/Chief Financial Officer of Flowcode. Ms. Deason also served as the Executive Vice President, Head of Corporate Development and Strategy for Sotheby's. Additionally, Ms. Deason served as Chief Financial Officer at the Weather Channel, where she worked to reposition the organization from a more traditional TV media company towards a data-focused, mobile-first advertising platform, prior to the sale of the digital and B2B businesses to IBM. Earlier in her career, she served as Executive Vice President at Bain Capital. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a Board member of several portfolio companies. Ms. Deason holds an M.B.A. from Stanford University and a B.A. from Yale University, and is closely involved in both schools. Ms. Deason also serves as board member for DHI Group, Inc., Concentrix Corporation, and the Massachusetts Museum of Contemporary Art.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer, and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: investors.mastercraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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